Exhibit 99.01

Press Release
www.shire.com

Shire Expands Pipeline to Treat Orphan Muscle Diseases
through Collaboration with Acceleron Pharma

Deal Grants Shire Exclusive Ex-North American Rights to Acceleron’s Innovative Class of ActRIIB Molecules, including ACE-031 Currently in Phase 2 Development to Treat Duchenne Muscular Dystrophy

Cambridge, Massachusetts, US – September 9, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced the expansion of its Human Genetic Therapies pipeline through the exclusive license, in markets outside of North America, for the activin receptor type IIB (ActRIIB) class of molecules being developed by Acceleron Pharma Inc., a private biotechnology company based in Cambridge, Massachusetts. The collaboration will initially investigate ACE-031, Acceleron’s lead ActRIIB drug candidate, currently in a Phase 2a trial for the treatment of patients with Duchenne Muscular Dystrophy (DMD). DMD is a fatal orphan muscle disease with no current treatment. ACE-031 and other ActRIIB molecules have the potential to be used in other muscular and neuromuscular disorders with high unmet medical need.

Shire and Acceleron will jointly collaborate on a worldwide development program to advance ACE-031 into a global Phase 2/3 clinical program designed to demonstrate disease modification in DMD patients. Shire will utilize its Lexington, Massachusetts manufacturing facility to produce commercial supplies of the product for both parties. If marketing authorization is received, Acceleron will commercialize ACE-031 in the U.S. and Canada, and Shire has the exclusive right to commercialize the therapy in the rest of the world.

Under the terms of the agreement, Shire will make an upfront payment to Acceleron of $45 million. Acceleron is eligible to receive additional development, regulatory and sales milestone payments of up to $165 million for the successful commercialization of ACE-031 in DMD, up to an additional $288 million for successful commercialization of other indications and molecules, and royalties on product sales. Shire will also make a contribution to global development costs. Shire's 2010 outlook of Non GAAP earnings trending towards $4.00 per ADS which was recently announced in its second quarter earnings press release is unchanged.

“This collaboration is an excellent strategic fit to the work that Shire is already doing on behalf of patients with rare diseases,” said Sylvie Grégoire, President of Shire Human Genetic Therapies. “Working with Acceleron on the development of ACE-031 for DMD allows us to use our expertise to help patients suffering from this devastating disease, as well as expand our pipeline into a new therapeutic area.”

“The structure of this collaboration allows Acceleron to retain commercial rights in North America with the opportunity to build a highly valuable business while collaborating with an ideal partner for ACE-031,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “Shire’s international presence and their proven leadership and dedicated focus on orphan diseases forms the basis for successful collaboration to bring innovative therapies to patients with enormous unmet medical need.”

For further information please contact:

Investor Relations	Eric Rojas	+1 781 482 0999

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Jessica Cotrone (North America, HGT)	+1 781 482 9538

About Duchenne Muscular Dystrophy (DMD)
DMD is a debilitating and fatal genetic disorder characterized by the progressive loss of muscle strength and function. It primarily affects boys and occurs in approximately 1 in every 3,500 live male births. DMD is caused by genetic mutations that result in the absence of dystrophin, a protein necessary to maintain the structural integrity of muscle fibers. This condition leads to damage and deterioration of skeletal and cardiac muscles, which eventually become infiltrated by non-functional scar and fatty tissue. As a result, patients experience a relentless decline in muscle strength that impairs their ability to walk, breathe and live independently. Many patients spend the majority of their lives using wheelchairs and eventually lose upper body function as well. Few patients survive beyond their late-20s when their heart and respiratory muscles weaken and eventually fail.

About ACE-031
ACE-031 is an investigational protein therapeutic designed to build muscle and increase strength by inhibiting signaling through a cell surface receptor called activin receptor type IIB (ActRIIB). ACE-031 is a recombinant fusion protein that is produced by joining a portion of the human ActRIIB receptor to a portion of a human antibody. This creates a freely circulating, decoy version of ActRIIB which interferes with proteins, such as GDF-8 (myostatin), that normally limit the growth and regeneration of muscle by binding to and activating endogenous ActRIIB. Recent studies with ACE-031 suggest that blocking signaling through ActRIIB may be a way to increase muscle mass and improve physical function. In a range of animal models of muscle disease, including models of muscular dystrophy, and muscle loss related to corticosteroid treatment, androgen deprivation or advanced age, ACE-031 increased muscle mass, strength and physical function. Unlike the mutation specific RNA based therapeutics in clinical development for DMD, ACE-031 could potentially benefit all patients with DMD, irrespective of the underlying genetic mutation.  Moreover, given its novel mechanism of action, ACE-031 could be used in combination with many of the therapies currently in development.

About Shire PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

About Acceleron
Acceleron is a privately held biopharmaceutical company committed to discover, develop, manufacture and commercialize novel biotherapeutics that modulate the growth of red blood cells, bone, muscle, fat and the vasculature to treat musculoskeletal, metabolic and cancer-related diseases. Acceleron’s scientific approach takes advantage of its unique insight into the regenerative powers of the TGF-β superfamily of proteins. Acceleron utilizes proven biotherapeutic technologies and capitalizes on the company’s internal GMP manufacturing capability to rapidly and efficiently advance its therapeutic programs.

The investors in Acceleron include Advanced Technology Ventures, Alkermes, Bessemer Ventures, Celgene, Flagship Ventures, MPM BioEquities, OrbiMed Advisors, Polaris Ventures, QVT Financial, Sutter Hill Ventures and Venrock.

For further information on Acceleron Pharma, please visit www.acceleronpharma.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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